Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-164258 on Form S-3 (“the Registration Statement”) of our reports dated February 25, 2010 relating to the financial statements and financial statement schedule of Exterran Partners, L.P. (the “Partnership”), and the effectiveness of the Partnership’s internal control over financial reporting appearing in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009.
We consent to the incorporation by reference in this Registration Statement of our reports dated January 8, 2010, relating to (1) the combined statements of assets acquired and liabilities assumed and the combined statements of revenues and direct operating expenses for the November 2009 Contract Operations Acquisition and (2) the combined statement of revenues and direct operating expenses for the November 2009 Contract Operations Acquisition — Universal Compression Holdings, Inc. appearing in the Partnership’s Current Report on Form 8-K/A filed on January 8, 2010.
We also consent to the reference to us under the heading “Experts” in (1) the Prospectus related to common units and debt securities of the Partnership and (2) the Prospectus related to common units of the Partnership that may be sold in one or more secondary offerings by the selling unitholder named therein, each of which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
March 4, 2010